PROSPECTUS SUPPLEMENT NO. 1

DATED DECEMBER 30, 2003

Filed Pursuant to 424(b)(3)

SEC Registration No. 333-107865

IRVINE SENSORS CORPORATION

SUPPLEMENT NO. 1 DATED DECEMBER 30, 2003

TO PROSPECTUS DATED AUGUST 20, 2003

This Supplement No. 1 is part of and should be read in conjunction with the prospectus of Irvine Sensors Corporation, a Delaware corporation, dated August 20, 2003, relating to the resale of 1,002,500 shares of Irvine Sensors Common Stock by certain stockholders of Irvine Sensors, or their pledges, assignees or other successors in interest. The information presented herein either supersedes and/or adds to similar information included in the prospectus.

The purpose of this supplement is to reflect the assignment by Mercator Group, LLC to Mercator Advisory Group, LLC of its warrant to purchase up to 52,500 shares of Irvine Sensors Common Stock, which shares are covered by the prospectus. In this regard, Mercator Mercator Group LLC is removed from the Selling Stockholders Table. Mercator Advisory Group, LLC is entered into the Selling Stockholders Table in its place as set forth below. The voting and investment control as described in the prospectus remains as stated therein.

	Beneficially Owned Prior to Offering
Selling Stockholder	Number of Shares	Percent	Number of Shares Being Offered in Offering
Mercator Group Advisory, LLC (1)(4)	52,500	*	52,500

The date of this prospectus supplement is December 30, 2003.